                                   Exhibit 14
                                 Code of Ethics

                                 CODE OF ETHICS
            FOR CHIEF EXECUTIVE OFFICER AND SENIOR FINANCIAL OFFICERS
                          OF JACKSONVILLE BANCORP, INC.

     It is the policy of Jacksonville Bancorp, Inc. that the Chairman of the Board, Chief Executive Officer ("CEO"), Chief Financial Officer ("CFO"), and Senior Vice President, of Jacksonville Bancorp, Inc. (hereinafter referred to as the "Company") adhere to and advocate the following principles governing their professional and ethical conduct in the fulfillment of their responsibilities:

     1. Act with honesty and integrity, avoiding actual or apparent conflicts between his or her personal, private interests and the interests of the Company, including receiving improper personal benefits as a result of his or her position

     2. Perform responsibilities with a view to causing periodic reports and other documents filed with the SEC to contain information which is accurate, complete, fair and understandable.

     3. Comply with laws of federal, state, and local governments applicable to the Company, and the rules and regulations of private and public regulatory agencies having jurisdiction over the Company.

     4. Act in good faith, responsibly, with due care, and diligence, without misrepresenting or omitting material facts or allowing independent judgment to be compromised.

     5. Respect the confidentiality of information acquired in the course of the performance of his or her responsibilities except when authorized or otherwise legally obligated to disclose. Do not use confidential information acquired in the course of the performance of his or her responsibilities for personal advantage.

     6.   Proactively promote ethical behavior among subordinates and peers.

     7. Use corporate assets and resources employed or entrusted in a responsible manner.

     8. Do not use corporate information, corporate assets, corporate opportunities or one's position with the Company for personal gain. Do not compete directly or indirectly with the Company.

     9. Comply in all respects with the Company's Code of Business Ethics and Conduct, the Company's Policy on Insider Trading, Fraud reporting Policy and this Code of Ethics.

     10. Advance the Company's legitimate interests when the opportunity arises.

     It is also the Policy of Jacksonville Bancorp, Inc. that the Chairman, CEO, CFO and Senior Vice President of the Company acknowledge and certify to the foregoing annually and file a copy of such certification with the Audit Committee of the Board.

     The Audit Committee shall have the power to monitor, make determinations, and recommend action to the Board with respect to violations of this Policy.

                           JACKSONVILLE BANCORP, INC.

                                 CODE OF ETHICS
                           FOR DIRECTORS AND OFFICERS


I.      POLICY

        It is the Company's policy to conduct its business and operations according to the standards and guidelines of ethical business conduct stated in this Code of Ethics and all applicable laws and regulations.

II.     APPLICABILITY

        Each of the Company's directors and officers (collectively, "Insiders") have a responsibility to deal ethically and honestly in all aspects of the Company's business including the ethical handling of actual or apparent conflicts of interest (as defined below) and to comply fully with all laws, regulations and Company policies. Each Insider is expected to assume responsibility for applying these standards of ethical conduct and for acquainting himself/herself with the various laws, regulations and Company policies applicable to his or her assigned duties. When in doubt, Insiders have the affirmative responsibility to seek clarification from their supervisor, or, if necessary, from legal counsel or members of the Board.

III.    ADMINISTRATION AND ENFORCEMENT

        BOARD OF DIRECTORS. The Board of Directors of the Company (the "Board") is responsible for approval and oversight of the Company's Code of Ethics (this "Code"). The Board has responsibility for: implementing and administrating this Code, reviewing and assessing at least annually the effectiveness of this Code and updating and amending this Code. The Chief Executive Officer of the Company and the Compliance Officer are charged with the responsibility of reviewing changes in laws applicable to the Company with the Company's General Counsel and recommending changes in this Code to the Board for its consideration and approval. Accordingly, the Board may adopt supplements to and revisions of this Code from time to time.

        COMPLIANCE OFFICER. To assist the Board in administering this Code on a regular basis and to provide guidance in situations where Insiders may have questions concerning the right course of action to take, the Board shall appoint a Compliance Officer to provide guidance on implementing this Code and to work with the Officers of the Company to ensure compliance with this Code. It is the responsibility of the Chief Executive Officer, with assistance from the Compliance Officer, to ensure that this Code has been read and understood by all Insiders. The Compliance Officer will meet as necessary with the Officers of the Company and the Board to implement this Code, but will report to the Board no less than every year barring extraordinary circumstances.

        CERTIFICATION STATEMENTS AND CANDOR. All Insiders are required to certify at least once each year, by the last day of January (or such other date as may be selected by the Board), that they have read and understand the current version of this Code. Likewise all new Insiders are required to certify that they have read and understand the current version of this Code within thirty days of becoming an Insider. All executed certification statements will be maintained in the personnel file of each Insider. No later than the meeting of the Board of Directors held in conjunction with the annual meeting of shareholders in each year the Compliance Officer shall report to the full Board noting any Insiders who have not executed a current certification statement. All information disclosed in the certification statements shall be treated on a confidential basis, except to the extent reasonably necessary to protect the Company's interests or comply with legal or regulatory requirements.

        THIS CODE OF ETHICS IS INTENDED TO CREATE AN OPPORTUNITY FOR INSIDERS TO EXPRESS CONCERNS RELATING TO CORPORATE ACCOUNTABILITY, ALLEGED VIOLATIONS OF COMPANY POLICY, FEDERAL AND STATE STATUTES AND ALLEGATIONS OF CORPORATE MISDEEDS. THERE WILL BE NO DISCRIMINATION OR RETALIATION AGAINST ANY INSIDER WHO REPORTS SUCH VIOLATIONS OR ALLEGATIONS IN GOOD FAITH.

        WAIVERS. This Code is intended to apply equally to all Insiders. Accordingly, any waiver of the standards set forth in this Code by executive officers or directors may be made only by the Board and must be disclosed to shareholders within 2 business days by either filing an SEC Form 8-K or the posting notice on the Company's website continuously for 12 months (provided the Company has disclosed to the SEC in its most recent annual report that amendments to and waivers of the Code will be disclosed on the Company's website).

IV.     ACCURACY IN REPORTING

        CORPORATE RECORDS. Each Insider has a responsibility to ensure that all Company documents and reports for which the Insider is responsible are prepared and maintained properly and are free of any false, misleading, incomplete or otherwise improper information. Insiders are prohibited from defrauding, misleading, manipulating or coercing any employees or directors of the Company or any advisors to the Company, including outside counsel or auditors.

        FINANCIAL STATEMENTS. Whenever an Insider is responsible for the preparation or review of the Company's financial statements, the Insider shall ensure that the financial statements are prepared in accordance with generally accepted accounting principles as currently in force.

        ERRORS OR MISLEADING STATEMENTS. If an Insider ever becomes aware of an error or potential misstatement in any company documents including financial statements or other documents filed with the SEC, the Insider must contact immediately the Insider's supervisor and the Compliance Officer and report the error or potential misstatement.

        AUDITS. All Insiders shall cooperate fully with any audits of the Company's financial statements or other corporate documents whether conducted internally or by a third party.

V.      CONFLICTS OF INTEREST

        A.      IN GENERAL.

        For purposes of this Code, a "conflict of interest" shall be deemed to exist where any Insider or an affiliate of an Insider has any personal or financial interest, direct or indirect, in any Company action, failure to act, decision not to act or method of action, in connection with any transaction relating to the Company's internal or external operations. As used herein, the term "affiliate of an Insider" means as to a specific Insider, his or her Immediate Family Members and any company, partnership, limited liability company, trust or other entity that is directly or indirectly controlled by that Insider or by any Immediate Family Member of that Insider. For purposes of the previous sentence "Immediate Family Member" includes the spouse (or life partner) and children of an Insider and any relative (by blood or marriage) of that Insider or spouse (or life partner) residing in the same household as such Insider.

        Examples of conflicts of interest that would affect Insiders and the Company's internal or external operations or conduct may include, but are not limited to:

        1. loans which will directly or indirectly benefit directors or officers or members of their immediate family or their related interests;

        2. loans to competitors of directors or officers or their related interests;

        3. the restructuring, modification or renewal of loans where such restructuring, modification or renewal will directly or indirectly benefit directors or officers or their related interests;

        4. the determination of the Company to enter or not enter into a contract or other business arrangement for the delivery of goods or the performance of services with a director or officer or their related interests and;

        5. the availability of a business opportunity for the Company where an Insider or their related interest might compete for or otherwise seek this same opportunity.

        LOANS MADE TO DIRECTORS AND OFFICERS IN ACCORDANCE WITH COMPANY POLICY AND CONSISTENT WITH APPLICABLE REGULATORY REQUIREMENTS WILL NOT IN AND OF ITSELF RESULT IN A CONFLICT OF INTEREST.

        APPEARANCE OF CONFLICT OF INTEREST. The term "conflict of interest" shall also include an appearance of a conflict of interest. An appearance of a conflict of interest shall arise where the facts and circumstances do not give rise to a full conflict of interest, but are so similar in nature that they may create doubt as to the impartiality or loyalty of an Insider in connection with the transaction where the appearance arises. Examples of appearances of a conflict of interest include, but are not limited to:

        1. a loan by the Company to the brother-in-law of an Insider may not provide a direct or indirect benefit to that Insider or his/her immediate family and therefore an actual conflict of interest does not exist. The existence of the relationship itself does, however, create the appearance of such a conflict and thus would require the director or officer to recuse him/herself from any decision-making process relating to the transaction.

        2. an Insider who assumes responsibility for analyzing and recommending approval of a loan to a director, a major shareholder or an employee of another financial institution with which the Insider has a personal loan or an ongoing financial relationship may not present a direct conflict of interest. The existence of the relationship itself does, however, create the appearance of a conflict and thus requires that the Insider recuse himself/herself from any decision-making process relating to the loan and abstain from any further action thereon. Also, the Insider should make full disclosure of the appearance of a conflict prior to the Company's approval of such a loan.

        B.      RECUSAL AND RECORDATION

        DISCLOSURE AND RECUSAL. Whenever an Insider has a conflict of interest in connection with an internal or external operation or other conduct of the Company, the Insider shall make a full disclosure of the nature of the conflict of interest, recuse himself/herself from the decision-making process and abstain from any further action thereon.

        RECORDATION. Whenever an Insider has declared a conflict of interest in connection with a transaction, such declaration and the Insider's recusal and abstention from the decision-making process shall be reported to the Compliance Officer. The Compliance Officer shall report the conflict of interest to the Board and shall ensure that the conflict of interest is recorded in the Board meeting minutes.

        C.      CORPORATE OPPORTUNITIES

        GENERAL PROHIBITION. Insiders and affiliate of Insiders must not compete with the Company, profit or otherwise take advantage from inside information or take business opportunities which are within the line of business conducted by the Company or within a line of business that the Company might reasonably be expected to enter in the future. NOTWITHSTANDING THE FOREGOING, THIS GENERAL PROHIBITION SHALL NOT BE APPLICABLE TO BUSINESS OPPORTUNITIES OUTSIDE THE COMPANY'S IMMEDIATE OR CONTIGUOUS MARKET AREA OR BUSINESS OPPORTUNITIES NOT SET FORTH IN THE COMPANY'S MOST RECENT BUSINESS PLAN. IN EVALUATING WHETHER A BUSINESS OPPORTUNITY REPRESENTS A CORPORATE OPPORTUNITY OF THE COMPANY, A DIRECTOR OR OFFICER MAY RELY ON THE COMPANY'S MOST CURRENT BUSINESS PLAN.

        DISCLOSURE. In the event that an Insider or an affiliate of an Insider is presented with or otherwise becomes aware of a corporate opportunity which is within the line of business conducted by the Company or a line of business that the Company might be expected to enter in the future, the director or officer shall fully disclose both the details of the opportunity and his/her interest in the opportunity to the Insider's supervisor and the Compliance Officer. Thereafter the Insider shall abstain from discussion and voting on any approval or disapproval thereof.

Where it is unclear whether a business opportunity would present a corporate opportunity to the Company based upon a review of the business plan disclosure should be made to the entire board of directors.

        RECORDATION. A decision by the Board approving or disapproving an Insider's dealings with a corporate opportunity presented to it by an Insider shall be recorded in the minutes of the Board and shall reflect the nature of the opportunity and all members who take action or abstain from taking action on its consideration.

        FURTHER ACTION. If, after full disclosure, the Board elects not to take a corporate opportunity presented to it, to the extent it does not otherwise present a conflict of interest with his/her position, or the Board does not rule otherwise, the Insider who presented the matter to the Board is free to pursue the opportunity.

        CONSTRUCTIVE TRUST. In the event an Insider usurps a corporate opportunity without making full disclosure and receiving approval by the Board pursuant to the requirements of this Code, the profits or proceeds arising from such opportunity shall be subject to a constructive trust of which the Company shall be the beneficiary. Thereafter, upon demand by the Company, the proceeds or profits, if any, shall be distributed to the Company.

        D.      INSIDER TRANSACTIONS

        DISCLOSURE. Insiders shall disclose all conflicts of interest they may have with regard to any contract or other business arrangement to be entered into by the Company. Contracts or other business arrangements between the Company and an Insider or between the Company and an affiliate of an Insider, shall be presented by the Compliance Officer to the Board for approval only after full disclosure of the conflict of interest by the Insider who shall thereafter recuse himself/herself from the decision making process and abstain from voting on the matter.

        RECORDATION. A decision by the Board approving or disapproving a contract or other business arrangement with an Insider or affiliate of an Insider or where an Insider otherwise has a financial interest, shall be recorded in the minutes of the Board which shall reflect the nature of the contract or other arrangement and all members who take action or abstain from taking action on its consideration.

        TERMS. Any contract or business arrangement entered into by the Company with an Insider or affiliate of an Insider shall be on such terms and conditions and at such costs as would be reasonable under the facts and circumstances if entered into with an unrelated third party.

        COMPLIANCE WITH LAW. All contracts or other business arrangements with any Insider or affiliates of Insiders in which the Insiders have a personal or financial interest, shall comply with any applicable statutes, rules or regulation.

        PAYMENT OF FEES. In paying any management or other fees to Insiders, the following criteria should be taken into consideration.

        1. Management fees and other fees paid by the Company shall have a direct relationship to and be based solely upon the fair market value of the goods received or services rendered.

        2. Fees shall be paid only for goods which meet the legitimate needs of the Company and which are actually rendered.

        3. Fees shall take into consideration the qualifications of the individual(s) providing services.

        4. Reasonable fees may be based upon cost, cost plus a reasonable profit or current fair market value of the services rendered and may take reasonable overhead costs into consideration.

        5.      No prepayment of fees for services shall be made.

        COMPETITIVE BIDS. When a contract or other business arrangement for the provision of services or delivery of goods to the Company is considered, the Company should make every reasonable attempt to obtain competitive bids for such contract or arrangement. In the event an Insider has a personal or business interest in the contract or other arrangement, he or she shall recuse himself from any discussion of the competitive bid process and shall not have access to any documents relating to the decision-making process or the bids themselves.

        DOCUMENTATION FOR COMPETITIVE BIDS. All performance of any contract or other business arrangement shall be documented and the documents shall be retained by the Company for a reasonable period of time. Such documentation shall include but not be limited to: the bids; evidence of payment; documents reflecting the actual delivery of goods or performance of services contracted for; and documents evidencing the review of the performance of the contract or other business arrangements by the appropriate officer(s) or the Board.

        E.      ACCEPTANCE OF GIFTS AND OTHER GRATUITIES

        GENERAL. Insiders are prohibited from (a) soliciting for themselves or a third party (other than the Company) anything of value from anyone in return for any business, service or confidential information of the Company; or (b) accepting anything of value (other than salary, wages, fees or other usual compensation) from anyone in connection with the business of the Company, either prior to or after a transaction.

        EXCEPTIONS. Exceptions to the general prohibition regarding acceptance of things of value in connection with the Company's business may include the acceptance of:

        1. gifts, gratuities, amenities or favors based on obvious family or personal relationships (such as those with the parents, children or spouse of a Company official) where the circumstances make it clear that it is those relationships rather than the business of the Company, which are the motivating factors;

        2. meals, refreshments entertainment, accommodations or travel arrangements, all of reasonable value, during the course of a meeting or other occasion, the purpose of which is to hold bona fide business discussions or to foster better business relations, provided that the expense would be paid for by the Company as a reasonable business expense, if not paid for by another party;

        3. loans from other banks or financial institutions on customary terms to finance proper and usual activities of the directors or officers or employees, except where prohibited by law;

        4. advertising or promotional material of reasonable value, such as pens, pencils, note pads, key chains, calendars and similar items;

        5. discounts or rebates on merchandise or services that do not exceed those available to other customers;

        6. gifts of a value (not to exceed $100.00) that are related to commonly recognized events or occasions, such as a promotion, new job, wedding, retirement, Christmas or bat or bar mitzvah; or

        7. civic, charitable, educational, religious organizational awards for recognition service and accomplishment.

        NOTIFICATION AND APPROVAL. In the event an Insider is offered anything of value from anyone in return for any business, service or confidential information of the Company and the item of value is not clearly subject to the exceptions described above, the Insider should report it immediately to his or her supervisor or to the Compliance Officer.

VI.     TRADE SECRETS

        Each Insider hereby acknowledges that the term "confidential information, trade secrets, and property" and all variations of that term used herein, includes without limitation, current and prospective client and customer lists, information with respect to client and customer accounts, requirements and practices, sales methods and ideas, employee lists and employment data, documents, books, records, data, materials, supplies, contract forms and other information relating to the Company, its employees, and its products, services, and operations, regardless of whether similar to the foregoing, and regardless of whether conceived by the Insider.

        UNAUTHORIZED USE PROHIBITED. Each Insider agrees that he/she shall not, at any time (i) during the term of his/her tenure or employment or (ii) after the termination thereof, disclose, use, or threaten to use, other than in the performance of their duties for the Company, any confidential information, trade secrets, or property of the Company, regardless of whether acquired or conceived by the Insider. Insider hereby acknowledges that such confidential information, trade secrets, and property are secret, confidential, and unique, that they constitute the exclusive property of the Company, that such confidential information, trade secrets and property will be made known to the Insider in confidence in connection with their professional duties, and that any use of such confidential information, trade secrets or property by him/her other than for the sole benefit of the Company would be wrongful and would cause irreparable harm.

        SOLICITATION OF CLIENTS. Without limiting the generality of the preceding two paragraphs, but rather to implement their provisions, each Insider agrees that, during the 12-month period commencing with the date of termination of the Insider's tenure and/or employment, he/she will not, without the prior express written consent of the Company in each instance, directly or indirectly, for the Insider alone or for any affiliate of an Insider, call upon, solicit, or cause to be solicited any person or organization that was a client of the Company within the 12-month period ending on the effective date of his/her termination of association or employment, if the business in which the Insider is engaged in any way involves products or services directly competitive with those sold, supplied or performed by the Company at the time of termination of the Insider's association with the Company.

        ASSOCIATION WITH OTHERS POSSESSING CONFIDENTIAL INFORMATION. Each Insider further agrees that, during the 12-month period commencing with the date of termination of their employment/association with the Company, they will not, without the prior express written consent of the Company, directly or indirectly, employ, offer to employ, be employed with, or otherwise participate in business with any person who is or had been a director, officer, or employee of, or consultant to, the Company in any capacity at any time within the 12-month period ending on the date that Insider's employment or association with the Company was terminated, if such other person possesses knowledge of the confidential information of the Company that may be used in connection with such business or employment.

        RETURN OF CONFIDENTIAL DOCUMENTS. Upon termination of the Insider's association or employment with the Company, he/she agrees to deliver promptly to the Company all books, records, samples, business plans, manuals, blank forms, documents, letters, notes, notebooks, reports, data and all copies of the foregoing and all other confidential information, trade secrets and property of the Company, including, without limitation, all documents that, in whole or in part, contain any trade secrets or confidential information of the Company that are in his/her possession or under his/her control, and the Insider shall not retain any such materials or copies thereof without the prior express written consent of the Company.

VII.    REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

        The Company strives to maintain sound and ethical business practices and holds all Insiders to high ethical standards. In order to maintain these standards, Insiders have an affirmative obligation to report to the Insider's supervisor, if appropriate, or the Compliance Officer a violation of any laws, regulations or provisions of this Code by any Insider. If an Insider is ever uncertain of the best course of action in a specific situation, Insiders should seek immediately clarification and help from their supervisor or the Compliance Officer.

        The Company will not tolerate any attempt by anyone to retaliate against an Insider who, while acting in good faith pursuant to this Code, reports illegal or unethical behavior by any employee, director, officer or third party advisor to the Company. Thus, no Insider may be discharged, demoted, suspended, or in any manner threatened, harassed or discriminated against for providing information about violations of the law or this Code, or assisting in the investigation of a violation of the law or this Code, or participating in bringing or bringing a lawsuit.

VIII.   BREACHES OF ETHICAL BEHAVIOR

        If any Insider breaches any of the provisions of this Code, such breach shall be reported to the Insider's supervisor, the Compliance Officer, the chief executive officer and the Board. The Compliance Officer and the Board shall review, or designate a committee to review, the facts and circumstances of the breach of this Code and shall determine the appropriate remedy including immediate termination for cause of the Insider who breached this Code.